Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP COMMENCES CASH TENDER OFFERS

AND CONSENT SOLICITATIONS

CHESTER, WV — July  7, 2011 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) today announced that it has commenced cash tender offers and consent solicitations for any and all of outstanding (i) 9% Senior Subordinated Notes due 2012 (the “2012 Notes”) issued by the Company (the “2012 Notes Tender Offer”) and (ii) 12.625% Senior Secured Notes due 2014 (the “2014 Notes,” and together with the 2012 Notes, the “Notes”) issued by the Company (the “2014 Notes Tender Offer” and together with the 2014 Notes Tender Offer, the “Tender Offers”).  As of the date of this press release, there is $125,000,000 in aggregate principal amount of the 2012 Notes outstanding and $260,000,000 in aggregate principal amount of the 2014 Notes outstanding.

The Tender Offers are scheduled to expire at 11:59 p.m., New York City time, on August 3, 2011, unless extended or earlier terminated by the Company (the “Expiration Date”).  Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on July 26, 2011, unless extended or earlier terminated by the Company (the “Consent Date”). Other than as required by applicable law, tendered Notes may not be withdrawn after the Consent Date.  Holders tendering their Notes will be required to consent to certain proposed amendments to the indentures governing the 2012 Notes or 2014 Notes, as applicable.

Holders who validly tender (and do not validly withdraw) their 2012 Notes on or prior to the Consent Date will receive total consideration of $1,002.50 per $1,000 principal amount of 2012 Notes, which includes a cash consent payment of $30.00 per $1,000 principal amount of 2012 Notes tendered (the “2012 Notes Consent Payment”).  Holders who validly tender their 2012 Notes after the Consent Date but prior to the Expiration Date will not be eligible to receive the 2012 Notes Consent Payment, but will receive tender consideration of $972.50 per $1,000 principal amount of 2012 Notes tendered.  Holders who validly tender (and do not validly withdraw) their 2012 Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the 2012 Notes (if such 2012 Notes are accepted for purchase).

Holders who validly tender (and do not validly withdraw) their 2014 Notes on or prior to the Consent Date will receive total consideration of $1,065.63 per $1,000 principal amount of 2014 Notes, which includes a cash consent payment of $30.00 per $1,000 principal amount of 2014 Notes tendered (the “2014 Notes Consent Payment”).  Holders who validly tender their 2014 Notes after the Consent Date but prior to the Expiration Date will not be eligible to receive the 2014 Notes Consent Payment, but will receive tender consideration of $1,035.63 per $1,000 principal amount of 2014 Notes tendered.  Holders who validly tender (and do not validly withdraw) their 2014 Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the 2014 Notes (if such 2014 Notes are accepted for purchase).

The Company’s obligation to accept for purchase, and to pay for, Notes and consents validly tendered and not validly withdrawn pursuant to the Tender Offers is conditioned upon the satisfaction or waiver of certain conditions including: (i) a majority in aggregate outstanding principal amount of the 2012 Notes shall have been validly tendered (and not revoked) and consents with respect thereto shall have been validly delivered (and not withdrawn) pursuant to the 2012 Notes Tender Offer, (ii) 66 2/3% in aggregate outstanding principal amount of the 2014 Notes shall have been validly tendered (and not revoked) and consents with respect thereto shall have been validly delivered (and not withdrawn) pursuant to the 2014 Notes Tender Offer, and (iii) the Company shall have obtained gross proceeds from the proposed issuance of debt securities by the Company of not less than $500,000,000, on terms and conditions satisfactory to the Company.  The terms of the Tender Offers are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated July 7, 2011 (the “Offer to Purchase”).

The Company has engaged J.P. Morgan Securities LLC to act as dealer manager and solicitation agent in connection with the Tender Offers.  Questions regarding the Tender Offers may be directed to J.P. Morgan Securities LLC, at (212) 270-3994 (collect), (800) 245-8812 (US toll-free).  Requests for documentation may be directed to MacKenzie Partners, Inc., at (800) 322-2885 (US toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offers are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which sets forth the complete terms of the Tender Offers.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

This press release contains certain forward-looking statements with respect to the Tender Offers.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the satisfaction of certain conditions as described herein, financial market risks, general economic conditions, regulatory matters, our ability to refinance our indebtedness and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

jbittner@mtrgaming.com